EXHIBIT 3(d) - ARTICLES OF INCORPORATION

               AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                  NATIONAL WESTERN LIFE INSURANCE COMPANY



PURSUANT to the provisions of the Colorado Insurance Code and the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

Article One. The name of the corporation is NATIONAL WESTERN LIFE INSURANCE COMPANY.

Article Two. The following amendment to the Articles of Incorporation was duly submitted to and adopted by the stockholders of the corporation on April 25, 1978. Article IV of the Articles of Incorporation of the Company is amended by the addition thereto of subparagraph "(d)", and said subparagraph "(d)" of Article IV shall read and provide as follows:

"(d) In the event of any 'spin-off' or distribution 'in-kind' of the shares of a subsidiary corporation of the Corporation, and which subsidiary corporation has only one class of stock issued and outstanding, each share of Class B common stock shall receive only one-half (1/2) of the number of shares of the subsidiary corporation as are to be received by each share of the Class A common stock; and, in the event that such subsidiary corporation has two classes of stock which are similar in rights and privileges to the Class A common stock and Class B common stock of the Corporation provided for in this Article, then the Class A common stock shall receive 'in-kind' only that class of shares of the subsidiary corporation which is similar to the Class A common shares, and the Class B common stock shall receive 'in-kind' only that class of shares of the subsidiary corporation which is similar to the Class B common shares."

Article Three. The total number of shares of the corporation outstanding and entitled to vote at the date of such adoption was 3,411,682, consisting of 3,211,682 Class A shares and 200,000 Class B shares. All of the shares of each class of stock were entitled to vote thereon within each class as a separate class.

Article Four. The number of shares voted for such amendment was 2,520,409 (78.48%) of the Class A shares and 200,000 (100%) of the Class B shares; and the number of shares voted against such amendment was 48,454 (1.51%) of the Class A shares. None of the Class B shares voted against the amendment.

DATED this 28  day of April, 1978.


                    NATIONAL WESTERN LIFE INSURANCE COMPANY

                    /s/ Harry L. Edwards
                    Harry L. Edwards, President

                    /s/ James V. Robinson
                    James V. Robinson, Secretary


THE STATE OF TEXAS  )
                    )
COUNTY OF TRAVIS    )

BEFORE ME, the undersigned authority, on this 28 day of April, 1978, personally appeared HARRY L. EDWARDS and JAMES V. ROBINSON, who being first duly sworn, declared they are the President and Secretary, respectively, of the Corporation executing the foregoing document, and that they had signed the foregoing document in the capacity therein set forth, and declared that the statements therein contained are true and correct.

TO CERTIFY WHICH, I have hereunto set my hand and seal of office this day and year above written.

                         /s/ Margaret M. Simpson
                         Notary Public in and for
                         Travis County, T E X A S
( S E A L )